UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):  October 18, 2011

WESTERN CAPITAL RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Minnesota	000-52015	47-0848102
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11550 “I” Street, Suite 150
Omaha, Nebraska 68137
(Address of principal executive offices) (Zip Code)

(712) 322-4020
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 19, 2011, Western Capital Resources, Inc., a Minnesota corporation, entered into an Asset Purchase Agreement with Cricket Communications, Inc. (“Cricket”) respecting the purchase by Western Capital of certain assets and leaseholds relating to eight Cricket stores. Two of the stores are located in Fort Collins, Colorado, two in Portland, Oregon and one in each of Omaha, Nebraska; Tucson, Arizona; Phoenix, Arizona; and Spokane, Washington. Western Capital will not acquire any cash on hand or inventory, or intellectual property and certain other assets, of the stores in the transaction. As a result, Western Capital’s total acquisition and start-up costs for these eight store locations is expected to aggregate to approximately $700,000.

The Asset Purchase Agreement contains standard representations and warranties, including standard indemnification covenants. The closing of the acquisition transactions is expected to take place on different dates between October 26, 2011 and November 18, 2011 depending on the location of the stores as specifically set forth in the Asset Purchase Agreement.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 18, 2011, Western Capital entered into a $2 million loan transaction with River City Equity, LLC, a Nebraska limited liability company.  As part of the transaction, Western Capital executed a Promissory Note in favor of River City Equity for the principal sum of $2 million. Under the terms of the Promissory Note, Western Capital agreed to pay River City Equity the principal sum, together with interest in arrears, at a rate equal to 12% per annum accruing on a monthly basis with interest payments for a calendar month due on the 15th day of the following calendar month. The principal amount together with any unpaid and/or accrued interest will be due on September 30, 2013.  Upon the satisfaction of certain conditions, Western Capital’s obligations under the Promissory Note may be secured by substantially all of the Company’s assets as described in the related Security Agreement dated effective October 31, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN CAPITAL RESOURCES, INC.: (Registrant)

Date: October 20, 2011	By:	/s/ John Quandahl
John Quandahl, Chief Executive Officer